Exhibit 21.1

SUBSIDIARIES

Exhibit 21.1 ACL Semiconductors Inc. Listing of Subsidiaries

NAME	JURISDICTION
Atlantic Components Limited	Hong Kong
Alpha Perform Technologies Limited	British Virgin Islands